UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 29, 2007

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22250	95-4431352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Three D Systems Circle
Rock Hill, SC	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (803) 326-3900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, effective February 13, 2007, Fred R. Jones stepped down by mutual agreement as the Vice President and Chief Financial Officer of 3D Systems Corporation (the “Company”), and Gerald J. Pribanic was appointed Interim Vice President and Chief Financial Officer while the Company searches for a permanent replacement for Mr. Jones.

On March 29, 2007, the Company entered into an agreement with Mr. Jones in connection with his separation of service from the Company effective March 30, 2007.  This separation agreement supersedes the letter agreement that the Company entered into with Mr. Jones in December 2003 when he joined the Company and amended certain provisions of this 2003 letter agreement relating to separation from service.  The letter agreement the Company entered into with Mr. Jones in December 2003 was previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 29, 2003.

Pursuant to the separation agreement, Mr. Jones assisted the Company through March 30, 2007 in its financial reporting for 2006 and provided the Company with transition services to assist it in transferring his responsibilities to other employees.  He also agreed to serve as a consultant to the Company through March 31, 2009 on projects to be mutually agreed to and, subject to his complying with the confidentiality and non-competition provisions in the separation agreement, the Company agreed to pay him $150 per hour for such services.

The Company agreed to pay Mr. Jones $500,000 of previously agreed upon salary continuation payments payable as follows: (a) $125,000 on the date that is six months after March 30, 2007 and (b) a total of $375,000 thereafter payable in bi-weekly installments over the following 18 months.  These payments are in lieu of the two years of his current base salary, amounting to $560,000, that would otherwise have been payable to Mr. Jones under the 2003 letter agreement.

 Consistent with the 2003 letter agreement, Mr. Jones will be entitled to receive his current or comparable health, dental, vision, life and long-term disability coverage for a period ending on the earlier of two years from March 30, 2007 or such time as he obtains other employment providing comparable benefits.

As contemplated by the 2003 letter agreement with Mr. Jones, his remaining 18,750 unvested stock options vested on March 30, 2007.  Mr. Jones holds 100,000 options that are exercisable until 90 days after March 30, 2007.

Mr. Jones also owned a total of 15,870 restricted shares of the Company’s common stock upon his separation of service.  Of these shares, the Company repurchased 8,000 shares for a total purchase price of $8,000, as provided in the restricted stock purchase agreement related to these shares.  With respect to the remaining 7,870 shares, the Company agreed not to exercise its right to repurchase these shares during the remaining vesting period (which continues for varying times through March 24, 2009) so long as Mr. Jones complies with the confidentiality and non-

competition provisions and provides the Company with the consulting services contained in and contemplated by the letter agreement.

Finally, Mr. Jones executed a general release in favor of the Company in connection with the separation agreement.

The foregoing description is qualified in its entirety by reference to the separation agreement that is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01.              Other Events.

On March 19, 2007, the Company filed a Form 12b-25 disclosing that it was unable to timely file its Annual Report on Form 10-K for the year ended December 31, 2006 without unreasonable effort or expense.  The filing of the Form 12b-25 afforded the Company an additional period of time to April 2, 2007 to file its Form 10-K and still be considered timely in making that filing.  While the Company has been diligently preparing its Annual Report on Form 10-K (including the financial statements contained therein), it is nonetheless unable to meet the extended filing date of April 2, 2007.  The Company currently anticipates that it will file this Annual Report on Form 10-K as promptly as practicable.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

99.1                                                   Separation Agreement, effective March 30, 2007, by and between 3D Systems Corporation and Fred R. Jones.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: April 2, 2007

	By:	/s/ Robert M. Grace, Jr.
(Signature)

	Name:	Robert M. Grace, Jr.
	Title:	Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Separation Agreement, effective March 30, 2007, by and between 3D Systems Corporation and Fred R. Jones.